UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 29, 2001

WESTERN WIRELESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-28160	91-1638901

(Commission File Number)	(IRS Employer Identification No.)

3650 131st Avenue SE
Bellevue, WA 98006

(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (425) 586-8700

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets
Item 7. Financial Statements, Pro Forma Financial Information And Exhibits
SIGNATURES
EXHIBIT 2.1
EXHIBIT 2.2
EXHIBIT 2.3
EXHIBIT 2.4
EXHIBIT 2.5
EXHIBIT 2.6
EXHIBIT 2.7

Item 2. Acquisition or Disposition of Assets

      On June 29, 2001, Western Wireless Corporation (“WWC”), completed the acquisition of tele.ring, a provider of GSM mobile, Internet, and fixed-line services in Austria, from a subsidiary of Vodafone Group Plc (“Vodafone”) as described below.

      The acquisition was accomplished pursuant to the terms of an Agreement dated May 4, 2001, among Mannesmann Eurokom GmbH (“MEU”), an indirect wholly-owned subsidiary of Vodafone, EKOM Telecommunications Holding AG, a wholly-owned subsidiary of MEU, and EHG Einkaufs und Handels GmbH (“EHG”), an indirect wholly-owned subsidiary of Western Wireless International Corporation (“WWI”), a wholly-owned subsidiary of WWC. In accordance with the Agreement, EHG acquired for ten Euros 100% of the stock of tele.ring Telekom Service GmbH (“tele.ring GmbH”) and 100% of the partnership interests in tele.ring Telekom Service GmbH & Co KEG (“tele.ring KEG”; tele.ring GmbH and tele.ring KEG are herein collectively referred to as “tele.ring”). EHG was also granted the option to acquire for one Euro 100% of the stock of Mannesmann 3G Mobilfunk GmbH (an indirect wholly-owned subsidiary of Vodafone), holder of an Austrian UMTS license. After repayment of existing tele.ring debt (which was all intra-company debt due to Vodafone), tele.ring’s balance sheet had a net working capital position of approximately zero as of the closing of the acquisition.

      Under the terms of the transaction, an affiliate of Vodafone agreed to make available to tele.ring a term loan financing of 250 million Euro for purposes of funding anticipated working capital and capital financing cash needs. The loan repayment dates are July 1, 2004, 2005 and 2006 respectively unless liquidation of tele.ring has been commenced on or before October 1, 2001.

      During the period from June 29, 2001 through October 1, 2001, should EHG (or tele.ring) elect to terminate tele.ring operations and liquidate tele.ring (the “Liquidation Option”), Vodafone would be required to provide an additional financing of 80 million Euro to tele.ring to pay closing and liquidation costs. After the liquidation was completed, tele.ring would have the ability to acquire 100% of the shares of the financing entity set up to fund operations (250 million Euro as described above) and liquidation costs (an additional 80 million Euro as described above), for one Euro and therefore would effectively have no repayment obligation of those funds.

      If less than 330 million Euro in costs are incurred in liquidating tele.ring (if EHG (or tele.ring) elects on or prior to October 1, 2001 to liquidate tele.ring), the difference would be shared with Vodafone on a basis that has been agreed to by the parties. If EHG (or tele.ring) elects, on or prior to October 1, 2001, to liquidate tele.ring and liquidation costs exceed 330 million Euro, tele.ring would be responsible for this excess amount.

      After October 1, 2001, the Liquidation Option expires and tele.ring is at full risk for repayment of the 250 million Euro loan, Vodafone has no further liquidation cost obligation and tele.ring is at risk for its future operations.

      WWI agreed that during the first 180 days after the closing date, it would retain at least a majority of the issued and outstanding voting shares of tele.ring and that it would not dispose of more than 20% of the value of the fixed assets of tele.ring on the balance sheet of tele.ring as of the closing, other than in a liquidation. Should WWI elect to sell, directly or indirectly, 51% of the issued voting shares of tele.ring, EHG or the direct parent company of EHG, or sell substantially all of the assets of tele.ring (in a sale which is not combined with any other business or material assets owned or controlled by WWI and used in the telecommunications business), more than 180 days but less than 366 days after the closing of the transaction, WWI would share equally with Vodafone all of the proceeds of the sale, net of all fees and reasonable expenses. If WWI elects to sell tele.ring, directly or indirectly, more than 365 days after the closing of the transaction, WWI would retain all profits and tele.ring would be required to repay the 250 million Euro loan.

Item 7. Financial Statements, Pro Forma Financial Information And Exhibits

(a) Financial Statements of Businesses Acquired The financial statements required by Item 7(a) for the transaction described in Item 2 of this Report on Form 8-K are not being filed at this time because they are not available. Such financial information shall be filed within 60 days after the date this Report on Form 8-K is required to be filed or such other period as permitted by the Regulations of the Securities and Exchange Commission.

(b) Pro Forma Financial Information The pro forma financial information required by Item 7(b) for the transaction described in Item 2 of this Report on Form 8-K are not being filed at this time because they are not available. Such pro forma financial information shall be filed within 60 days after the date this Report on Form 8-K is required to be filed or such other period as permitted by the Regulations of the Securities and Exchange Commission.

(c) Exhibits

Designation of Exhibit in this Report	Description of Exhibit

2.1	Agreement dated May 4, 2001 by and among Mannesmann Eurokom GmbH, EKOM Telecommunications Holding Ag and EHG Einkaufs-und Handels GmbH for the Sale and Purchase of 100% of the Shares in tele.ring Telekom Service GmbH, 100% of the Partnership Interest in tele.ring Telekom Service GmbH & Co KEG and for the Call-Option regarding the Sale and Purchase of 100% of the shares in Mannesmann 3G Mobilfunk GmbH

2.2	Term Loan Agreement dated June 29, 2001 by and between tele.ring TeleKom Service GmbH, as Borrower, and EKOM Telecommunications Holding AG, as Lender

2.3	Guarantee dated June 29, 2001 by Vodafone Group Plc

2.4	Closing Memorandum dated June 29, 2001

2.5	Letter of Mannesmann Eurokom GmbH dated June 29, 2001

Designation of Exhibit in this Report	Description of Exhibit

2.6	Side letter dated June 29, 2001 among Mannesmann Eurokom GmbH, tele.ring TeleKom Service GmbH and EHG Einkaufs und Handels GmbH

2.7	Letter of Western Wireless International Corporation dated June 29, 2001

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN WIRELESS CORPORATION

Dated: July 16, 2001

By:	/s/ Jeffrey A. Christianson

Jeffrey A. Christianson Sr. Vice President, General Counsel and Secretary

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